HomeTrust Bancshares, Inc. Reports Second Quarter Fiscal Year 2015 Financial Results

ASHEVILLE, N.C., January 29, 2015 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, N.A., today announced preliminary net income of $2.0 million for the second quarter of fiscal year 2015, compared to $2.9 million for the same period a year ago. Net income totaled $4.3 million for the six months ended December 31, 2014 compared to net income of $6.2 million for the same period in 2013. The decrease in net income for the second quarter of fiscal 2015 was primarily the result of a $2.3 million increase in merger expenses related to the acquisitions of Jefferson Bancshares, Inc. ("Jefferson"), Bank of Commerce and ten branch banking operations from Bank of America (the "Branch Acquisition"). Net interest income increased $6.3 million and noninterest expense (excluding merger-related expense) increased $4.5 million compared to the second quarter of fiscal 2014 primarily due to growth from the acquisitions. On a basic and diluted per share basis, the Company earned $0.10 and $0.15 per share for the three months ended December 31, 2014 and 2013, respectively; compared to  $0.22 and $0.32 per share for the six months ended December 31, 2014 and 2013, respectively. Excluding merger-related expenses and the recovery for loan losses, the Company earned $0.18 and $0.13 per share for the three months ended December 31, 2014 and 2013, respectively; while it earned $0.34 and $0.24 per share for the six months ended December 31, 2014 and 2013, respectively.

In announcing these results, Dana Stonestreet, Chairman, President and CEO said, "We are pleased with the progress we have made in integrating our recent acquisitions.  We successfully completed the acquisition of ten Bank of America branches and opened our loan production office in Raleigh, N.C. in November, both of which will assist us in achieving our long-term goals of increasing operational revenue, earnings per share, and enhancing long term shareholder value."

Income Statement Review

Net interest income was $20.2 million for the three months ended December 31, 2014 compared to $13.9 million for the three months ended December 31, 2013. The $6.3 million, or 45.4%, increase was primarily due to a $6.3 million increase in interest income driven by our recent acquisitions. The net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2014 decreased 15 basis points over the same period last year to 3.74%, due primarily to funds received from the Branch Acquisition being initially invested at nominal short-term interest rates, payoffs of loans which had a higher yield than the average yield of loans, and adjustable rate loans repricing to lower current market interest rates. The yield on interest-earning assets (on a fully taxable-equivalent basis) for the quarter ended December 31, 2014 decreased 28 basis points to 3.98% while the rate paid on interest-bearing liabilities decreased 18 basis points to 0.30% as compared to the same period last year. Excluding the amortization of purchase accounting discounts on loans and certificates of deposit, the net interest margin (on a fully taxable-equivalent basis) for the quarter ended December 31, 2014 decreased 39 basis points to 3.41% compared to 3.80% over the same period last year.

Net interest income was $38.8 million for the six months ended December 31, 2014 compared to $27.2 million for the six months ended December 31, 2013. The $11.6 million, or 42.7% increase was primarily due to an $11.3 million increase in interest income driven by our recent acquisitions. The net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2014 increased three basis points over the same period last year to 3.85%. The yield on interest-earning assets (on a fully taxable-equivalent basis) for the six months ended December 31, 2014 decreased nine basis points to 4.11% while the rate paid on interest-bearing liabilities decreased 19 basis points to 0.31% as compared to the same period last year. Excluding the amortization of purchase accounting discounts on loans and certificates of deposit, the net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2014 decreased 15 basis points to 3.59% compared to 3.74% over the same period last year.

Noninterest income increased $573,000, or 25.5%, to $2.8 million for the second quarter of fiscal 2015 from $2.2 million for the second quarter of fiscal 2014, primarily due to a $664,000, or 101.5%, increase in service charges on deposit accounts due to the growth in the number of our deposit accounts due to our recent acquisitions. Noninterest expense for the quarter ended December 31, 2014 increased $6.8 million, or 50.9%, to $20.1 million compared to $13.3 million for the quarter ended December 31, 2013. This increase was primarily related to a $2.6 million increase in salaries and employee benefits, a $2.3 million increase in merger-related expenses, and a $719,000 increase in net occupancy expense all of which were primarily related to our recent acquisitions. These increases in noninterest expense were partially offset by a $610,000 decrease in real estate owned ("REO") related expenses for the quarter ended December 31, 2014 compared to the same period last year reflecting the reduction in the number of REO properties held by us and improvement in the real estate markets.

Noninterest income increased $1.1 million, or 23.7%, to $5.6 million for the six months ended December 31, 2014 from $4.5 million for the six months ended December 31, 2013, primarily due to a $1.0 million, or 78.5%, increase in service charges on deposit accounts due to our recent acquisitions. Noninterest expense for the six months ended December 31, 2014 increased $13.4 million, or 53.2%, to $38.6 million compared to $25.2 million for the six months ended December 31, 2013. This increase was primarily related to a $5.2 million increase in salaries and employee benefits, a $3.5 million increase in merger-related expenses, and a $1.4 million increase in net occupancy expense all of which were primarily related to our recent acquisitions.

The Company's income tax expense was $825,000 for the three months ended December 31, 2014, an increase of $219,000 compared to $606,000 income tax expense for the three months ended December 31, 2013. This increase was primarily due to a $289,000 tax benefit related to the decrease in the Company's deferred tax valuation allowance in the three months ended December 31, 2013 related to capital loss carryforwards. The Company's effective income tax rate for the quarter ended December 31, 2014 was 28.7%.

For the six months ended December 31, 2014, the Company's income tax expense was $1.7 million, compared to an expense of $3.3 million for the six months ended December 31, 2013. This decrease was due to lower income before income taxes, as well as a nonrecurring $962,000 charge incurred in the first quarter of fiscal 2014 related to the decline in value of our deferred tax assets based on decreases in North Carolina's state corporate tax rates. Beginning January 1, 2014, North Carolina's corporate tax rate was reduced from 6.9% to 6.0% and to 5.0% in 2015 with additional reductions to 3.0% in 2017 possible in the event certain state revenue triggers are achieved. The Company's effective income tax rate for the six months ended December 31, 2014 was 28.2%.

Balance Sheet Review

Total assets increased $565.9 million, or 27.3%, to $2.64 billion at December 31, 2014 from $2.07 billion at June 30, 2014. This increase was largely due to the Branch Acquisition and Bank of Commerce acquisition this fiscal year. Net loans receivable increased $153.5 million, or 10.4%, at December 31, 2014 to $1.63 billion from $1.47 billion at June 30, 2014, primarily due to $86.2 million in loans acquired from Bank of Commerce, $40.9 million in home equity lines of credit purchased in December 2014, and $26.4 million in net organic loan growth. Interest-earning deposits increased $292.4 million to $318.4 million at December 31, 2014 from $26.0 million at June 30, 2014, as funds received from the Branch Acquisition were invested in short-term interest-bearing accounts. Certificates of deposit in other banks increased $32.8 million, or 20.0%, to $196.6 million at December 31, 2014 from $163.8 million at June 30, 2014 as a result of additional certificates of deposit purchased during the period. Securities available for sale increased $26.4 million or 15.6% primarily due to investments acquired from the Bank of Commerce. We also recorded $4.0 million of goodwill and $640,000 of core deposit intangibles in connection with the Bank of Commerce acquisition and $8.1 million of core deposit intangibles in connection with the Branch Acquisition.

Total deposits increased $355.3 million, or 22.4%, to $1.94 billion at December 31, 2014 from $1.58 billion at June 30, 2014. This increase was primarily due to the Branch Acquisition which increased total deposits by $328.9 million. Other borrowings increased to $250.0 million at December 31, 2014 from $50.0 million at June 30, 2014 primarily as a result of a $200.0 million increase in short-term Federal Home Loan Bank advances with an average rate of 0.21%.

Stockholders' equity at December 31, 2014 increased to $380.9 million from $377.2 million at June 30, 2014. The increase in stockholders' equity primarily reflected a $4.3 million increase in retained earnings as a result of the net income from the six months ended December 31, 2014 partially offset by the repurchase of 198,503 shares of common stock at an average cost of $15.52 per share, or approximately $3.1 million in total. As of December 31, 2014, the Company was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 12.40%, 16.67%, and 17.92%, respectively. As of June 30, 2014, these ratios were 18.03%, 20.87%, and 22.12%, respectively. In addition, HomeTrust Bank, N.A. was categorized as "well capitalized" at December 31, 2014 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $23.4 million, or 1.41% of total loans, at December 31, 2014 compared to $23.4 million, or 1.56% of total loans, at June 30, 2014. The allowance for loan losses was 1.79% of total loans at December 31, 2014, excluding loans acquired from BankGreenville, Jefferson, and Bank of Commerce as the loans acquired from these acquisitions are excluded from the allowance for loan losses in accordance with the acquisition method of accounting for business combinations. The Company recorded these loans at fair value, which includes a credit discount; therefore, no allowance for loan losses is established for these acquired loans unless the credit quality deteriorates further subsequent to the acquisition.

There was no provision for losses on loans for the three months ended December 31, 2014 compared to a ($700,000) recovery for loan losses for the three months ended December 31, 2013. Net loan charge-offs decreased to a recovery of ($275,000) for the three months ended December 31, 2014 from a $1.4 million net charge-off for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans decreased to (0.07%) for the quarter ended December 31, 2014 from 0.46% for the same period last fiscal year.

The recovery for loan losses was ($250,000) for the six months ended December 31, 2014 compared to a ($3.0) million recovery for loan losses for the same period in 2013. Net loan charge-offs decreased to a ($176,000) recovery for the six months ended December 31, 2014 from a $1.9 million net charge-off for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans decreased to (0.02%) for the six months ended December 31, 2014 from 0.33% for the same period last fiscal year.

Nonperforming assets decreased 17.4% to $44.3 million, or 1.68% of total assets, at December 31, 2014, compared to $53.6 million, or 2.59% of total assets, at June 30, 2014. Nonperforming assets included $33.7 million in nonaccruing loans and $10.6 million in REO at December 31, 2014, compared to $37.9 million and $15.7 million, in nonaccruing loans and REO respectively, at June 30, 2014. Included in nonperforming loans are $11.3 million of loans restructured from their original terms of which $6.7 million were current with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to loans returning to performing status as payment history and the borrower's financial status improved. At December 31, 2014, $15.6 million, or 46.4%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $10.2 million acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 3.62% at December 31, 2014 from 4.56% at June 30, 2014. Classified assets increased 0.9% to $95.5 million at December 31, 2014 compared to $94.7 million at June 30, 2014.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of December 31, 2014, the Company had assets of $2.64 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added community banking through its 45 locations in North Carolina (including the Asheville metropolitan area, the "Piedmont" region, and Charlotte), South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown), and Virginia (including Danville, Martinsville, and the "Roanoke Valley" region) and its commercial loan production offices in Roanoke, Virginia and Raleigh, NC. The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014(1)	2014	2013
	(In thousands)
Selected Financial Condition Data:
Total assets	$2,640,387	$2,213,895	$2,074,454	$1,632,308	$1,629,325
Loans held for sale	1,478	2,632	2,537	2,276	8,907
Loans receivable, net(2)	1,626,630	1,585,134	1,473,099	1,140,850	1,142,933
Allowance for loan losses	23,356	23,080	23,429	25,269	27,125
Certificates of deposit in other banks	196,575	175,869	163,780	159,699	152,027
Securities available for sale, at fair value	195,143	176,237	168,749	89,882	82,661
Goodwill	13,768	13,768	9,815	2,802	2,802
Core deposit intangibles	11,472	4,240	4,014	555	586
Deposits	1,938,321	1,658,793	1,583,047	1,211,904	1,211,447
Other borrowings	250,000	112,000	50,000	2,207	2,217
Stockholders' equity	380,927	378,048	377,151	358,436	358,106

Asset quality ratios:
Non-performing assets to total assets(3)	1.68%	2.33%	2.59%	3.90%	4.09%
Non-performing loans to total loans(3)	2.04	2.30	2.53	4.66	4.84
Total classified assets to total assets	3.62	4.65	4.56	5.93	6.33
Allowance for loan losses to non-performing loans(3)	69.38	62.36	61.79	46.47	47.87
Allowance for loan losses to total loans	1.41	1.43	1.56	2.16	2.32
Allowance for loan losses to total gross loans excluding acquired loans	1.79	1.97	2.05	2.24	2.40
Net charge-offs to average loans (annualized)	(0.07)	0.03	0.11	0.02	0.46

Capital ratios:
Equity to total assets at end of period	14.43%	17.08%	18.18%	21.96%	21.98%
Tangible equity to total tangible assets(8)	13.74	16.46	17.69	21.81	21.83
Average equity to average assets	15.40	17.49	20.30	22.04	21.97

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2014	2013	Difference	2014	2013	Difference
	(In thousands)
Selected Operations Data:
Total interest income	$21,559	$15,265	$6,294	$41,424	$30,108	$11,316
Total interest expense	1,369	1,383	(14)	2,634	2,929	(295)
Net interest income	20,190	13,882	6,308	38,790	27,179	11,611
Provision (recovery) for loan losses	-	(700)	700	(250)	(3,000)	2,750
Net interest income after provision (recovery) for loan losses	20,190	14,582	5,608	39,040	30,179	8,861
Deposit fees and service charges	1,318	654	664	2,379	1,333	1,046
Mortgage banking income and fees	713	788	(75)	1,560	1,786	(226)
Gain from sales of securities available for sale	61	-	61	61	-	61
Other noninterest income	727	804	(77)	1,588	1,398	190
Total noninterest income	2,819	2,246	573	5,588	4,517	1,071
Salaries and employee benefits	10,068	7,518	2,550	19,876	14,695	5,181
Net occupancy expense	2,032	1,313	719	3,885	2,463	1,422
REO-related expenses(4)	233	843	(610)	553	1,026	(473)
Core deposit intangible amortization	484	35	449	898	64	834
Merger-related expenses	2,310	43	2,267	3,731	262	3,469
Other	5,008	3,594	1,414	9,689	6,711	2,978
Total noninterest expense	20,135	13,346	6,789	38,632	25,221	13,411
Income before income taxes	2,874	3,482	(608)	5,996	9,475	(3,479)
Income tax expense	825	606	219	1,691	3,272	(1,581)
Net income	$2,049	$2,876	$(827)	$4,305	$6,203	$(1,898)

	Three Months Ended		Six Months Ended
	December 31,(5)		December 31,(5)
	2014	2013	2014	2013
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to
average total assets)	0.33%	0.70%	0.37%	0.75%
Return on equity (ratio of net income
to average equity)	2.15	3.18	2.27	3.40
Tax equivalent yield on earning assets(6)	3.98	4.26	4.11	4.20
Rate paid on interest-bearing liabilities	0.30	0.48	0.31	0.50
Tax equivalent average interest rate spread (6)	3.68	3.78	3.80	3.70
Tax equivalent net interest margin(6) (7)	3.74	3.89	3.85	3.82
Average interest-earning assets to average
interest-bearing liabilities	121.62	130.26	122.41	130.66
Operating expense to average total assets	3.26	3.24	3.34	3.07
Efficiency ratio(8)	74.47	73.80	75.20	72.00

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Per Share Data:
Net income per common share:
Basic	$0.10	$0.15	$0.22	$0.32
Diluted	$0.10	$0.15	$0.22	$0.32

Average shares outstanding:
Basic	19,145,084	18,572,448	19,161,846	18,930,301
Diluted	19,235,841	18,680,463	19,239,539	19,029,109

Book value per share at end of period	$18.63	$18.10	$18.63	$18.10
Tangible book value per share at end of period (8)	$17.60	$17.94	$17.60	$17.94
Total shares outstanding at end of period	20,451,505	19,783,655	20,451,505	19,783,655

Average Balance Sheet Data:	For the Three Months Ended December 31,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,613,457	5.08%	$1,191,755	5.08%
Interest-earning deposits with banks	385,661	0.61	189,394	0.90
Securities available for sale	181,450	1.95	78,053	1.51
Other interest-earning assets	51,925	2.02	46,404	1.49
Total interest-earning assets	2,232,493	3.98	1,505,606	4.26

Interest-bearing deposits	1,631,612	0.31	1,153,659	0.48
Other borrowings	204,076	0.20	2,225	0.18
Total interest-bearing liabilities	1,835,688	0.30	1,155,884	0.48

Tax equivalent interest rate spread(6)		3.69%		3.78%
Tax equivalent net interest margin(6) (7)		3.74%		3.89%

	For the Six Months Ended December 31,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,590,932	5.00%	$1,194,874	5.02%
Interest-earning deposits with banks	287,228	0.72	211,337	0.82
Securities available for sale	176,043	1.92	65,149	1.55
Other interest-earning assets	29,250	2.22	34,422	1.63
Total interest-earning assets	2,083,453	4.11	1,505,782	4.20

Interest-bearing deposits	1,564,118	0.32	1,150,116	0.50
Other borrowings	137,904	0.21	2,296	0.35
Total interest-bearing liabilities	1,702,022	0.31	1,152,412	0.50

Tax equivalent interest rate spread(6)		3.80%		3.70%
Tax equivalent net interest margin(6) (7)		3.85%		3.82%
______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At December 31, 2014, there were $11.3 million of restructured loans included in nonaccruing loans and $15.6 million, or 46.4%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented in this earnings release, the efficiency ratio is calculated by dividing total noninterest expense, net of REO-related expenses and merger-related expenses, by the sum of net interest income, total noninterest income and the tax equivalent adjustment, net of realized gain/loss on securities. The efficiency ratio, tangible book value, tangible book value per share, and tangible equity to tangible assets ratio are non-GAAP (generally accepted accounting principles utilized in the United States) financial measures.  The Company believes the efficiency ratio as presented is useful for both investors and management to understand the effects of certain noninterest items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. The Company believes that tangible book value, tangible book value per share, and tangible equity to tangible assets ratio are useful for both investors and management as these are measures commonly used by financial institutions, regulators and investors to measure the capital adequacy of financial institutions. The Company believes these measures facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  The reconciliation of these non-GAAP measures (including the efficiency ratio, tangible book value, tangible book value per share, and tangible equity to tangible assets), is included in tabular form below:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31,		December 31,
	2014	2013	2014	2013
Noninterest expense	$20,135	$13,346	$38,632	$25,221
Less REO-related expenses	233	843	553	1,026
Less merger-related expenses	2,310	43	3,731	262
Noninterest expense – as adjusted	$17,592	$12,460	$34,348	$23,933

Net interest income	$20,190	$13,882	$38,790	$27,179
Plus noninterest income	2,819	2,246	5,588	4,517
Plus tax equivalent adjustment	676	755	1,356	1,544
Less realized gain on securities	61	-	61	-
Net interest income plus noninterest income – as adjusted	$23,624	$16,883	$45,673	$33,240

Efficiency ratio	74.47%	73.80%	75.20%	72.00%
Efficiency ratio (without adjustments)	87.51%	82.75%	87.05%	79.57%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2014	2013	2014	2013
Total stockholders' equity	$380,927	$358,106	$380,927	$358,106
Less: goodwill, core deposits intangibles, net of taxes	(20,995)	(3,171)	(20,995)	(3,171)
Tangible book value	$359,932	$354,935	$359,932	$354,935
Common shares outstanding	20,451,505	19,783,655	20,451,505	19,783,655
Tangible book value per share*	$17.60	$17.94	$17.60	$17.94

*Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets shown in the table above:

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	(In thousands)
Tangible book value	$359,932	$361,609	$364,807	$355,284	$354,935

Total assets	2,640,387	2,213,895	2,074,454	1,632,308	1,629,325
Less: goodwill, core deposit intangibles, net of taxes	(20,995)	(16,439)	(12,344)	(3,152)	(3,171)
Total tangible assets*	$2,619,392	$2,197,456	$2,062,110	$1,629.156	$1,626,154

Tangible equity to tangible assets	13.74%	16.46%	17.69%	21.81%	21.83%

*Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.